Exhibit 2.9
Execution Copy

CONTRIBUTION AGREEMENT

by and among

APC MIDSTREAM HOLDINGS, LLC
WGR ASSET HOLDING COMPANY LLC

as Contributing Parties

and

WESTERN GAS PARTNERS, LP
WESTERN GAS OPERATING, LLC
WGR OPERATING, LP

as Recipient Parties

and, for certain limited purposes,
ANADARKO PETROLEUM CORPORATION

Covering the Contribution of

a 33.33% interest in Front Range Pipeline LLC
a 20% interest in Texas Express Pipeline LLC and
a 20% interest in Texas Express Gathering LLC

Dated as of February 27, 2014

TABLE OF CONTENTS

i

Section 4.22	Management Projections and Budgets	21
Section 4.23	Investment	22

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE RECIPIENT PARTIES		22
Section 5.1	Organization	22
Section 5.2	Authorization; Enforceability	23
Section 5.3	No Conflicts	23
Section 5.4	Litigation	23
Section 5.5	Brokers' Fees	23

ARTICLE VI
COVENANTS		24
Section 6.1	Conducts of Business	24
Section 6.2	Access	25
Section 6.3	Additional Agreements	25
Section 6.4	Interest Matters	25

ARTICLE VII
CONDITIONS TO CLOSING		26
Section 7.1	Conditions to Each Party's Obligations to Close	26
Section 7.2	Conditions to the Recipient Parties' Obligation to Close	26
Section 7.3	Conditions to the Contributing Parties' Obligation to Close	27

ARTICLE VIII
TERMINATION		28
Section 8.1	Termination	28
Section 8.2	Effect of Termination	28

ARTICLE IX
INDEMNIFICATION		29
Section 9.1	Survival	29
Section 9.2	Indemnification of the Anadarko Indemnified Parties	29
Section 9.3	Indemnification of the Partnership Indemnified Parties	30
Section 9.4	Demands	30
Section 9.5	Rights to Contest and Defend	31
Section 9.6	Cooperation	32
Section 9.7	Payment of Losses	32
Section 9.8	Limitations on Indemnification	32
Section 9.9	Sole Remedy	33
Section 9.10	Express Negligence Rule	33

ARTICLE X
ADDITIONAL AGREEMENTS		34
Section 10.1	Further Assurances	34

ARTICLE XI
MISCELLANEOUS		31
Section 11.1	Expenses	34

ii

Disclosure Schedules

Schedule 4.3	-	Preference Rights and Transfer Requirements
Schedule 4.5	-	Contributing Party Litigation
Schedule 4.6	-	Title to Interests
Schedule 4.7	-	Taxes
Schedule 4.8	-	Compliance With Laws
Schedule 4.9	-	Environmental Matters
Schedule 4.11	-	Permits
Schedule 4.12	-	Contracts
Schedule 4.18	-	Budgets; Outstanding Capital Commitments
Schedule 4.20	-	Insurance
Schedule 5.4	-	Recipient Party Litigation

Exhibits

Exhibit A	JV Systems
Exhibit B	Form of Interest Conveyance Agreement
Exhibit C	Form of Partnership Agreement Amendment

iii

CONTRIBUTION AGREEMENT
THIS CONTRIBUTION AGREEMENT, dated as of February 27, 2014 (the “Agreement”), is made and entered into by and among WGR Asset Holding Company LLC, a Delaware limited liability company (“WGRAH”), APC Midstream Holdings, LLC, a Delaware limited liability company (“AMH” and, together with WGRAH, the “Contributing Parties”), and Western Gas Partners, LP, a Delaware limited partnership (the “Partnership”), Western Gas Operating, LLC, a Delaware limited liability company (“Western Gas Operating”) and WGR Operating, LP, a Delaware limited partnership (the “Operating Partnership” and, together with the Partnership and Western Gas Operating, the “Recipient Parties”). The Contributing Parties and the Recipient Parties are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.” In addition, Anadarko Petroleum Corporation, a Delaware corporation (“Anadarko”), is a party to this Agreement for the limited purposes set forth in Article II, Section 3.5, Article IV, Section 6.3, Article VIII, Article IX, Article X and Article XI and is a “Party” under this Agreement solely to that extent.
RECITALS
WHEREAS, AMH owns all of the equity interests in WGRAH;
WHEREAS, the Partnership owns all of the equity interests in Western Gas Operating, which is a disregarded entity for U.S. federal income tax purposes;
WHEREAS, the Partnership is the sole limited partner and Western Gas Operating is the sole general partner of the Operating Partnership;
WHEREAS, WGRAH owns the Interests (defined herein);
WHEREAS, WGRAH desires to distribute the Interests to AMH and AMH desires to acquire the same;
WHEREAS AMH desires to contribute the Interests to the Partnership for the consideration described herein, and the Partnership desires to acquire such interests for such consideration;
WHEREAS, the Partnership desires to contribute an undivided interest in the Interests to Western Gas Operating, and Western Gas Operating desires to acquire such undivided interest;
WHEREAS, the Partnership and Western Gas Operating desire to transfer all of the undivided interests in the Interests to the Operating Partnership and the Operating Partnership desires to acquire such undivided interests; and
WHEREAS, in order to avoid multiple conveyances of the Interests, each of the Parties entitled to receive an interest in the Interests agrees that WGRAH will be instructed to convey such interest to any Party to which it is required to make such a conveyance, with the result that WGRAH will execute and deliver a document to convey legal title to the Interests directly to the Operating Partnership.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I
DEFINITIONS AND RULES OF CONSTRUCTION
Section 1.1    Definitions.
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such specified Person through one or more intermediaries or otherwise; provided, however, that (a) with respect to each of the Anadarko Entities, including the Contributing Parties, the term “Affiliate” shall exclude the Partnership Entities, and (b) with respect to each of the Partnership Entities, including the Recipient Parties, the term “Affiliate” shall exclude the Anadarko Entities.
“Aggregate Consideration” has the meaning set forth in Section 9.8(a).
“Agreement” has the meaning set forth in the preamble.
“AMH” has the meaning set forth in the preamble.
“Anadarko” has the meaning set forth in the preamble.
“Anadarko Entities” means Anadarko and any other Person Controlled by Anadarko other than the Partnership Entities.
“Anadarko Indemnified Parties” has the meaning set forth in Section 9.2.
“Ancillary Documents” means, collectively, the Recipient Party Ancillary Documents and the Contributing Party Ancillary Documents.
“Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of Texas or a federal holiday in the United States.
“Cash Consideration” means (i) $356,250,000 minus (ii) an amount equal to the aggregate amount of all distributions (if any) made by the JVs to WGRAH with respect to the Interests between the date of this Agreement and the Closing Date.
“Closing” has the meaning set forth in Section 3.1.
“Closing Date” has the meaning set forth in Section 3.1.
“Code” means the Internal Revenue Code of 1986, as amended, and the applicable Treasury Regulations.

“Construction Agreements” mean the FRP Construction Agreement, the TEP Construction Agreement and the TEG Construction Agreement.
“Contributing Parties” has the meaning set forth in the preamble.
“Contributing Party Ancillary Documents” means each agreement, document, instrument or certificate to be delivered by any Contributing Party, or any Affiliate thereof, at the Closing pursuant to Section 3.2 and each other document or contract entered into by any Contributing Party, or any Affiliate thereof, in connection with this Agreement or the Closing.
“Contributing Party Closing Certificate” has the meaning set forth in Section 7.2(c).
“Control” means, when used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” have correlative meanings.
“Deductible” has the meaning set forth in Section 9.8(a).
“Effective Time” has the meaning set forth in Section 3.1.
“Enbridge” means Enbridge Midcoast Energy, LP, a Delaware limited partnership.
“Enterprise” means Enterprise Products Partners L.P., a Delaware limited partnership.
“Environmental Activity” shall mean any investigation, study, assessment, evaluation, sampling, testing, monitoring, containment, removal, disposal, closure, corrective action, remediation (regardless of whether active or passive), natural attenuation, restoration, bioremediation, response, repair, corrective measure, cleanup, pollution control or abatement that is required or necessary under any applicable Environmental Law, including institutional or engineering controls or participation in a governmental voluntary cleanup program to conduct voluntary investigatory and remedial actions for the clean-up, removal or remediation of Hazardous Substances that exceed actionable levels established pursuant to Environmental Laws, or participation in a supplemental environmental project in partial or whole mitigation of a fine or penalty.

“Environmental Laws” means all federal, state, and local laws, statutes, rules, regulations, orders, judgments, ordinances, codes, injunctions, decrees, Environmental Permits and other legally enforceable requirements and rules of common law relating to (a) pollution or protection of the environment or natural resources, (b) any Release or threatened Release of, or any exposure of any Person or property to, any Hazardous Substances or (c) the generation, manufacture, processing, distribution, use, treatment, storage, transport, disposal or handling of any Hazardous Substances; including the federal Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendments and Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Oil Pollution Act of 1990, the Federal Hazardous Materials Transportation Law, the Occupational Safety and Health Act, the Marine Mammal Protection Act, the Endangered Species Act, the National Environmental Policy Act and other environmental conservation and protection laws, each as amended through the Closing Date.
“Environmental Permit” means any permit, approval, identification number, license, registration, certification, consent, exemption, variance or other authorization required under or issued pursuant to any applicable Environmental Law.
“EPOLLC” means Enterprise Products Operating LLC, a Delaware limited liability company.
“Equity Interest” means any capital stock, partnership interest, membership interest or other unit of equity security, equity ownership or voting security (including any security convertible into or exchangeable or exercisable for any of the same).
“Evercore” has the meaning set forth in Section 4.22.
“FRP” means Front Range Pipeline LLC, a Delaware limited liability company.
“FRP Construction Agreement” means the Construction Agreement between EPOLLC and FRP, dated March 20, 2012, as amended by (a) the First Amendment thereto, dated July 19, 2012, and (b) the Second Amendment thereto, dated July 26, 2012.
“FRP LLC Agreement” means the First Amended and Restated Limited Liability Company Agreement of FRP, dated March 20, 2012, as amended by (a) the First Amendment thereto, dated June 12, 2012, (b) the Second Amendment thereto, dated July 19, 2012, and (c) the Third Amendment thereto, dated July 26, 2012.
“FRP Operating Agreement” means the Operating Agreement between EPOLLC and FRP, dated March 20, 2012.
“FRP Pipeline” means an NGL pipeline owned by FRP that originates in the Denver-Julesburg Basin in Weld County, Colorado, and extends approximately 435 miles to Skellytown, Texas, as depicted on the map attached hereto as Exhibit A, and including all JV Assets related thereto or associated therewith.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.
“General Partner” means Western Gas Holdings, LLC, a Delaware limited liability company.
“Governmental Entity” means any Federal, state, local, municipal or foreign court or governmental agency, authority or instrumentality or regulatory body having jurisdiction.
“Hazardous Substance” means (a) any substance that is designated, defined or classified under any Environmental Law as a hazardous waste, solid waste, hazardous material, pollutant, contaminant or toxic or hazardous substance, or terms of similar meaning, or that is otherwise regulated under any Environmental Law, including any hazardous substance as defined under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, (b) oil as defined in the Oil Pollution Act of 1990, as amended, including oil, gasoline, natural gas, fuel oil, motor oil, waste oil, diesel fuel, jet fuel and other refined petroleum hydrocarbons and petroleum products and (c) radioactive materials, asbestos containing materials or polychlorinated biphenyls.
“Hydrocarbons” means oil, gas, condensate and other gaseous and liquid hydrocarbons or any combination thereof and sulphur extracted from hydrocarbons.
“Indemnified Party” means any Person entitled to indemnification in accordance with Article IX.
“Indemnifying Party” means any Person from whom indemnification is required in accordance with Article IX.
“Indemnity Claim” has the meaning set forth in Section 9.4.
“Interest Conveyance Agreement” means a conveyance, substantially in the form attached hereto as Exhibit B, reflecting the transfer of the Interests to the Operating Partnership.
“Interests” means, collectively, the (a) 33.33% interest in FRP, (b) 20% interest in TEP and (c) 20% interest in TEG, in each case currently held by WGRAH.
“JV” means, individually, any of FRP, TEP and TEG, and “JVs” refers collectively to FRP, TEP and TEG.
“JV Agreements” means the FRP LLC Agreement, TEP LLC Agreement and TEG LLC Agreement.
“JV Assets” means all of the assets held, used or held for use by FRP, TEP, and TEG.

“JV Contracts” means all contracts, agreements, instruments, undertakings or commitments (including intercompany contracts, agreements, instruments, undertakings or commitments), written or oral, by which the JVs or any of the JV Assets are bound, or that relate to or are otherwise applicable to any Operator or the JV Assets (including exchange agreements, transportation or gathering agreements, connection or interconnect agreements, construction agreements, operating agreements, environmental compliance agreements, processing agreements, work orders, purchase orders, service agreements, rental agreements, compression agreements, utility services agreements, non-disturbance agreements for the benefit of any Operator or any member of the JVs, fractionation agreements, and agreements for the sale and purchase of oil, gas, casinghead gas or other Hydrocarbons or processing agreements to the extent applicable to any Operator or any of the JV Assets).
“JV Permits” has the meaning set forth in Section 4.11.
“JV Surface Contracts” means all easements, JV Permits, licenses, servitudes, rights-of-way, surface leases, fee interests in real property and other surface rights appurtenant to, and used or held for use in connection with, and which are part of, the JV Assets.
“JV Systems” means the FRP Pipeline, TEP Pipeline and TEG Systems.
“Knowledge” and any variations thereof or words to the same effect mean: (a) with respect to the Contributing Parties, the actual knowledge of: (i) the officers of the Contributing Parties and their Affiliates, and (ii) the employees of Anadarko and its Affiliates who have responsibility for the Interests or the JV Assets and who have the title of Midstream General Manager or Midstream Commercial Development Regional Manager; and (b) with respect to the Recipient Parties, the actual knowledge of the officers of the Recipient Parties and their respective Affiliates.
“Laws” means all statutes, laws, rules, regulations, Orders, ordinances, writs, injunctions, judgments and decrees of all Governmental Entities.
“Lien” means any lien, security interest, mortgage, pledge, charge, encumbrance or right of others.
“Losses” means any losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, sanctions, costs and expenses (including court costs and reasonable attorney’s and experts’ fees) of any and every kind or character.

“Material Adverse Effect” means any effect that is material and adverse to the ownership, operation, value, properties, assets, liabilities, financial condition, results of operations, or business (as currently operated) of or comprising (a) the JV Systems, (b) the JV Assets or (c) the Interests; provided, however, that “Material Adverse Effect” shall not include (i) any effect resulting from the announcement of the entry into this Agreement or of the transactions contemplated by this Agreement; (ii) any effect resulting from changes in general market, economic or financial conditions or any outbreak of hostilities or war; (iii) any effect that affects the Hydrocarbon exploration, production, development, processing, gathering and/or transportation industry generally (including changes in commodity prices or general market prices in the Hydrocarbon exploration, production, development, processing, gathering and/or transportation industry generally) unless such effect disproportionately affects a JV System, the JV Assets, the business or operations thereof, or the Interests, as applicable, relative to such industry; and (iv) any effect resulting from a change in Laws.
“NGLs” means natural gas liquids.
“Operator” has the meaning given such term in the JV Agreements.
“Operating Agreements” means the FRP Operating Agreement, the TEP Operating Agreement and the TEG Operating Agreement.
“Order” means any order, writ, injunction, decree, ruling, compliance or consent order or decree, settlement agreement, schedule and similar binding legal agreement issued by or entered into with a Governmental Entity.
“Parent Guaranty” means any guaranty by the Partnership of the Operating Partnership’s obligations under the JV Agreement of TEP or TEG that may be required as a result of the transactions contemplated by this Agreement.
“Partnership” has the meaning set forth in the preamble.
“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of May 14, 2008, as such agreement is amended and in effect on the date of this Agreement.
“Partnership Agreement Amendment” means an instrument substantially in the form set forth on Exhibit C.
“Partnership Debt” has the meaning set forth in Section 2.3.
“Partnership Entities” means the General Partner and each member of the Partnership Group.
“Partnership Group” means the Partnership and its Subsidiaries treated as a single consolidated entity.
“Partnership Indemnified Parties” has the meaning set forth in Section 9.3.

“Party” and “Parties” have the meanings set forth in the preamble.
“Permitted Liens” means (a) liens for Taxes, impositions, assessments, fees, rents or other governmental charges levied or assessed or imposed and not yet delinquent or being contested in good faith by appropriate proceedings, provided appropriate reserves have been established with respect to such contest, (b) statutory liens (including materialmen’s, warehousemen’s, mechanics’, repairmen’s, landlord’s, and other similar liens) arising in the ordinary course of business securing payments not yet delinquent or being contested in good faith by appropriate proceedings, and (c) utility easements, restrictive covenants and defects, imperfections or irregularities of title that do not and could not reasonably be expected to interfere materially with the ordinary conduct of the business of the JV Assets.
“Person” means any individual, firm, corporation, partnership (general or limited), limited liability company, trust, joint venture, Governmental Entity or other entity.
“Preference Right” means any right or agreement that enables any Person to purchase or acquire the Interests or any portion of or interest in the Interests or any JV Assets as a result of or in connection with (a) the sale, assignment or other transfer of the Interests, (b) the execution or delivery of this Agreement or the consummation or performance of this Agreement or (c) the consummation of the transactions contemplated hereby.
“Recipient Parties” has the meaning set forth in the preamble.
“Recipient Party Ancillary Documents” means each agreement, document, instrument or certificate to be delivered by any Recipient Party, or any Affiliate thereof, at the Closing pursuant to Section 3.3 and each other document or contract entered into by any Recipient Party, or any Affiliate thereof, in connection with this Agreement or the Closing.
“Recipient Party Closing Certificate” has the meaning set forth in Section 7.3(b).
“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing into the environment.
“Revolving Credit Agreement” means the Credit Agreement dated March 24, 2011 among the Partnership, as borrower, Wells Fargo Bank National Association, as the administrative agent, and the lenders party thereto, as amended and/or restated through the date hereof.
“Special Committee” has the meaning set forth in the Partnership Agreement.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which more than 50% of the partnership interests (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.
“Tax” or “Taxes” means (a) all taxes, assessments, duties, levies, imposts or other similar charges imposed by a Governmental Entity, including all income, franchise, profits, capital gains, capital stock, transfer, gross receipts, margins, sales, use, service, occupation, ad valorem, property, excise, severance, windfall profits, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental (including taxes under Code Section 59A), alternative minimum, add-on, value-added, withholding (including backup withholding) and other taxes, assessments, duties, levies, imposts or other similar charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), and all estimated taxes, deficiency assessments, additions to tax, additional amounts imposed by any Governmental Entity, penalties and interest, (b) any liability for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability for payment of such amounts was determined or taken into account with reference to the liability of any other Person, and (c) any liability for the payment of any amounts as a result of being a party to any Tax-Sharing Agreement or with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other Person.
“Tax Returns” means all reports, returns, statements (including estimated reports, returns or statements) and other similar filings relating to, or required to be filed in connection with, any Taxes.
“Tax-Sharing Agreements” means all existing contracts or arrangements (whether or not written) regarding the sharing, allocation, or payment of Taxes or amounts in lieu of Taxes.
“Termination Date” has the meaning set forth in Section 8.1(a)(ii).
“TEG” means Texas Express Gathering LLC, a Delaware limited liability company.
“TEG Construction Agreement” means the Construction Agreement between Enbridge and TEG, dated April 16, 2012, as amended by the First Amendment thereto, dated December 1, 2012.

“TEG LLC Agreement” means the First Amended and Restated Limited Liability Company Agreement of TEG, dated April 16, 2012, as amended by (a) the First Amendment thereto, dated June 15, 2012, and (b) the Second Amendment thereto, dated December 1, 2012.
“TEG Operating Agreement” means the Operating Agreement between Enbridge and TEG, dated April 16, 2012, as amended by the First Amendment thereto, dated December 1, 2012.
“TEG Systems” means two NGL gathering systems owned by TEG, further described as (a) a 55-mile system with 30,000 BPD of capacity located near Wheeler, Texas, and (b) a 61-mile system with 25,000 BPD of capacity located near Weatherford, Texas, as depicted on the map attached hereto as Exhibit A, and including all JV Assets related thereto or associated therewith.
“TEP” means Texas Express Pipeline LLC, a Delaware limited liability company.
“TEP Construction Agreement” means the Construction Agreement between EPOLLC and TEP, dated September 26, 2011, as amended by the First Amendment thereto, dated March 20, 2012.
“TEP LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of TEP, dated September 26, 2011, as amended by (a) the First Amendment thereto, dated June 12, 2012, and (b) the Second Amendment thereto, dated November 14, 2012.
“TEP Operating Agreement” means the Operating Agreement between EPOLLC and TEP, dated September 26, 2011.
“TEP Pipeline” means an NGL pipeline owned by TEP that originates near Skellytown, Texas, and extends approximately 580 miles to Enterprise’s NGL fractionation and storage complex at Mont Belvieu, Texas, as depicted on the map attached hereto as Exhibit A, and including all JV Assets related thereto or associated therewith.
“Transfer Requirements” means any consent, approval, authorization or permit of, or filing with or notification to, any Person which is required to be obtained, made or complied with for or in connection with any sale, assignment or transfer of the Interests.
“Treasury Regulations” means the Treasury Regulations promulgated under the Code.
“Unit Consideration” means 308,490 common units of the Partnership.
“Western Gas Operating” has the meaning set forth in the preamble.

Section 1.2    Rules of Construction.
(a)    All article, section, schedule and exhibit references used in this Agreement are to articles, sections, schedules and exhibits to this Agreement unless otherwise specified. The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.
(b)    If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The terms “includes,” “include” and “including” shall be deemed to be followed by the words “without limitation”. The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear.
(c)    It is the intention of the Parties that every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Party (not withstanding any rule of law requiring an agreement to be strictly construed against the drafting party), it being understood that the Parties to this Agreement are sophisticated and have had adequate opportunity and means to retain counsel to represent their interests and to otherwise negotiate the provisions of this Agreement.
(d)    The captions in this Agreement are for convenience only and shall not govern or be considered a part of or affect the construction or interpretation of any provision of this Agreement.
(e)    All references to currency herein shall be to, and all payments required hereunder shall be paid in, United States dollars.
(f)    All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
(g)    Any event hereunder requiring the payment of cash or cash equivalents on a day that is not a Business Day shall be deferred until the next Business Day without interest.
(h)    Any reference to a statute, regulation or Law shall include any amendment thereof or any successor thereto, and any rules and regulations promulgated thereunder, in each case as existing on the date of this Agreement.

ARTICLE II
CONTRIBUTION
Section 2.1    Contribution of the Interests. At the Closing, upon the terms and subject to the conditions set forth in this Agreement, the Contributing Parties shall contribute, assign, transfer and convey (or cause to be contributed, assigned, transferred and conveyed) to the Operating Partnership, and the Operating Partnership shall accept contribution of, the Interests pursuant to the Interest Conveyance Agreement and in accordance with Section 2.4.
Section 2.2    Consideration. In consideration for the contribution of the Interests, the Partnership shall (a) distribute to AMH at Closing the Cash Consideration and (b) issue to AMH at Closing the Unit Consideration.
Section 2.3    Borrowing by the Partnership; Tax Treatment of Cash Consideration. Immediately prior to the Closing, the Partnership shall borrow $350 million of the Cash Consideration under the Revolving Credit Agreement (the “Partnership Debt”). The Parties intend that (i) the distribution of the Cash Consideration to AMH shall be made first out of proceeds of the Partnership Debt, and such portion of the Cash Consideration shall qualify as a “debt-financed transfer” under Section 1.707-5(b) of the Treasury Regulations; (ii) AMH’s share of the Partnership Debt under Sections 1.752-1, 1.752-2 and 1.707-5(a)(2)(i) of the Treasury Regulations shall be the entire amount of the Partnership Debt; and (iii) the distribution of the Cash Consideration to AMH in excess of amounts distributed out of proceeds of the Partnership Debt shall be made to reimburse AMH for capital expenditures described in Section 1.707-4(d) of the Treasury Regulations to the extent such distribution does not exceed the limitation described in Section 1.707-4(d)(2)(ii) of the Treasury Regulations. The Parties agree to act at all times in a manner consistent with this intended treatment of the Cash Consideration and the Partnership Debt, including disclosing the distribution of the Cash Consideration in accordance with the requirements of Section 1.707-3(c)(2) of the Treasury Regulations.
Section 2.4    Contemplated Legal Steps. To avoid multiple state law conveyances of the Interests, each Party entitled to receive an interest in the Interests pursuant to this Section 2.4 agrees that WGRAH is instructed to convey the Interests to each successive Party such that WGRAH will convey legal title to the Interests directly to the Operating Partnership in a single state law conveyance, which shall accomplish the following discrete transfers:
(a)    WGRAH distributes the Interests to AMH;
(b)    AMH contributes the Interests to the Partnership and receives the Cash Consideration and the Unit Consideration;
(c)    The Partnership conveys an undivided 0.01% interest in the Interests to Western Gas Operating; and
(d)    The Partnership and Western Gas Operating convey their undivided interests in the Interests to the Operating Partnership in exchange for increased capital accounts.

ARTICLE III
CLOSING
Section 3.1    The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Anadarko Petroleum Corporation, 1201 Lake Robbins Drive, The Woodlands, Texas 77380, commencing at 9:00 a.m. local time on the third Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the Parties shall take at the Closing itself) or such other date as the Recipient Parties, Anadarko and the Contributing Parties may mutually determine (the “Closing Date”), subject to the rights of the Parties under Article VIII; provided, however, that after the Closing has occurred, unless otherwise agreed by the Parties, the Closing shall be deemed to have been consummated at 9:00 a.m. Houston, Texas time on the March 1, 2014 (the “Effective Time”).
Section 3.2    Deliveries by the Contributing Parties. At the Closing, the Contributing Parties will deliver (or cause to be delivered) the following:
(a)    A counterpart to the Interest Conveyance Agreement, duly executed by AMH;
(b)    The Contributing Party Closing Certificate, duly executed by an officer of Anadarko;
(c)    A certificate under Section 1.1445-2(b)(2) of the Treasury Regulations certifying that the Contributing Parties are not foreign persons within the meaning of Section 1445(f)(3) of the Code;
(d)    A counterpart to the Partnership Agreement Amendment, duly executed by the General Partner; and
(e)    Such other certificates, instruments of conveyance and documents as may be reasonably requested by the Recipient Parties prior to the Closing Date to carry out the intent and purposes of this Agreement.
Section 3.3    Deliveries by the Recipient Parties. At the Closing, the Recipient Parties will deliver (or cause to be delivered) the following:
(a)    The Cash Consideration, by wire transfer to an account specified by AMH;
(b)    The Unit Consideration, by issuance in book-entry form of such common units to AMH, by instruction to the Partnership’s transfer agent or otherwise;
(c)    A counterpart to the Interest Conveyance Agreement, duly executed by the Operating Partnership;
(d)    The Recipient Party Closing Certificate, duly executed by an officer of the General Partner;

(e)    A counterpart to each Parent Guaranty; and
(f)    Such other certificates, instruments of conveyance and documents as may be reasonably requested by the Contributing Parties prior to the Closing Date to carry out the intent and purposes of this Agreement.
Section 3.4    Closing Costs; Transfer Taxes and Fees.
(a)    Allocation of Costs. The Contributing Parties shall be responsible for and pay all sales, transfer, use and similar Taxes arising from or associated with the transfer of the Interests (other than Taxes based on income) and all costs and expenses (including recording fees and real estate transfer taxes and real estate transfer stamps) incurred in connection with obtaining the Interests.
(b)    Reimbursement. If any Recipient Party, on the one hand, or any Contributing Party, on the other hand, pays any tax agreed to be borne by the other Party under this Agreement, such other Party shall promptly reimburse the paying Party for the amounts so paid. If any Party receives any tax refund or credit applicable to a tax paid by another Party hereunder, the receiving Party shall promptly pay such amounts to the Party entitled thereto.
Section 3.5    Receipts and Credits. To the extent that any regular distributions required by Section 4.5 of the JV Agreements are paid after the Closing Date with respect to the Interests in respect of periods ended prior to the Effective Time, the Recipient Parties shall be entitled to such distributions and any Contributing Party receiving such distributions shall promptly account for and transmit such distributions to the Recipient Parties.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF ANADARKO AND THE CONTRIBUTING PARTIES
Anadarko and the Contributing Parties, jointly and severally, hereby represent and warrant to the Recipient Parties as follows:
Section 4.1    Organization. Each Contributing Party is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware and has all requisite limited liability company power and authority to own the Interests, and to carry on its business with respect to the Interests and the JV Assets as now conducted. Each Contributing Party is duly qualified to do business as a foreign entity in each jurisdiction in which the location of its assets, including the Interests, or the conduct of its business requires such qualification.

Section 4.2    Authorization; Enforceability. Each of Anadarko and the Contributing Parties has full corporate or limited liability company power and authority to execute, deliver, and perform its obligations under this Agreement and the Contributing Party Ancillary Documents to which it is a party. The execution, delivery, and performance by each of Anadarko and the Contributing Parties of this Agreement and the Contributing Party Ancillary Documents, and the consummation by each of Anadarko and the Contributing Parties of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate or limited liability company action of each of Anadarko and the Contributing Parties. This Agreement has been duly executed and delivered by each of Anadarko and the Contributing Parties and constitutes (and each Contributing Party Ancillary Document executed or to be executed by Anadarko or any of the Contributing Parties has been, or when executed will be, duly executed and delivered by Anadarko or such Contributing Party, as the case may be, and constitutes, or when executed and delivered will constitute), a valid and legally binding obligation of Anadarko or the Contributing Party party thereto, as the case may be, enforceable against it in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting creditors’ rights and remedies generally and (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.
Section 4.3    No Conflicts. Subject to compliance with the Preference Rights and Transfer Requirements set forth in Schedule 4.3, the execution, delivery and performance by each of Anadarko and the Contributing Parties of this Agreement and the Contributing Party Ancillary Documents, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) violate, conflict with, or result in any breach of any provision of, or allow or give to others any right to exercise any rights or remedies under, Anadarko’s or any Contributing Party’s organizational documents or the JV Agreements, (b) violate any Law applicable to any Contributing Party or, to the Knowledge of the Contributing Parties, applicable to the Interests or the JV Assets, or (c) violate, result in any breach of, constitute a default under (or an event that with notice or lapse of time, or both, would constitute such a default under), give to others any rights or remedies under, or result in the creation of any Lien (other than a Permitted Lien) on the Interests or, to the Knowledge of the Contributing Parties, on the JV Assets, pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument relating to the Interests or the JV Assets or by which the Interests or the JV Assets are bound or affected, except in the case of this clause (c) for (i) rights to consent held by, required notices to, filings with, approvals or authorizations of, or other actions by any Governmental Entity where the same are not required prior to the sale, assignment or contribution of assets such as the Interests or the JV Assets or are customarily obtained subsequent to the sale, assignment or contribution thereof, and (ii) violations, breaches, defaults, rights, remedies or Liens which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 4.4    Preference Rights and Transfer Requirements. Except as set forth in Schedule 4.3, the Interests are not subject to any Preference Right or Transfer Requirement which may be applicable to the transactions contemplated by this Agreement.

Section 4.5    Litigation. Except as disclosed on Schedule 4.5, (a) there are no claims, demands, actions, suits, or proceedings (including condemnation, expropriation, or forfeiture proceedings) pending before any Governmental Entity or arbitrator (or, to the Contributing Parties' Knowledge, threatened in writing) against a Contributing Party or any of its Affiliates or involving the Interests or, to the Contributing Parties’ Knowledge, any of the JV Assets, the ownership or operation thereof or any Operator (i) seeking to prevent the consummation of the transactions contemplated hereby, or (ii) which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; (b) to the Contributing Parties’ Knowledge, no event has occurred nor does any circumstance exist that may give rise to, or serve as a basis for, the commencement of any proceeding described in the immediately foregoing clause (a); and (c) there is no Order relating to the transfer, use or ownership of the Interests or, to the Contributing Parties’ Knowledge, the JV Assets, to which any Contributing Party, its Affiliates, the Interests or, to the Contributing Parties’ Knowledge, any Operator or JV Asset, is subject.
Section 4.6    Title.
(a)    WGRAH has good and valid title to, holds of record and owns beneficially the Interests free and clear of any Liens other than transfer restrictions imposed thereon by applicable securities Laws, if any, and as set forth on Schedule 4.6. To the Contributing Parties’ Knowledge, there are (i) no outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for Equity Interests of any JV, (ii) other commitments or agreements providing for the issuance of additional Equity Interests or the repurchase or redemption of Equity Interests of any JV, or (iii) agreements or rights of any kind which may obligate a JV to issue, purchase, redeem or otherwise acquire any of its Equity Interests, other than as expressly set forth in the applicable JV Agreement. Except as expressly set forth in the JV Agreements (true, correct and complete copies of which have been provided to the Recipient Parties), to the Contributing Parties’ Knowledge, there are no voting agreements, proxies or other similar agreements or understandings with respect to the Equity Interests of any JV. The Interests are duly authorized, validly issued and outstanding and fully paid, and were issued free of preemptive rights in compliance with applicable Laws. At the Closing, the Contributing Parties will transfer, and immediately after Closing, the Operating Partnership will own, good and valid title to the Interests, free and clear of all Liens, other than Permitted Liens and the Liens set forth on Schedule 4.6. WGRAH is a member of each JV and has taken no action, and to the Contributing Parties’ Knowledge, no event has occurred and no circumstance exists, that would cause WGRAH to cease to be a member of each JV. Upon the Closing, the Operating Partnership will become a member of each JV and a party to each JV Agreement.

(b)    Except as set forth on Schedule 4.6(b), to the Contributing Parties’ Knowledge, the JVs (i) have good and valid record title to all of the JV Assets, including all property and other interests granted to the JVs pursuant to the JV Surface Contracts, free and clear of any Liens other than Permitted Liens, and (ii) have (A) with respect to real property, indefeasible, marketable and valid easement rights, leasehold and/or fee ownership interests (including rights of way) in and to the lands on which are located any JV Assets, including those shown on Exhibit A, free and clear of any Liens other than Permitted Liens, and (B) good and marketable title to all tangible personal property part of or used in connection with the JV Assets, free and clear of any Liens other than Permitted Liens, which are, in each case, sufficient to enable the Operators to use or operate the JV Assets in substantially the same manner that the JV Assets were used and operated by the Operators immediately prior to the Closing Date. To the Contributing Parties’ Knowledge, all equipment, assets and property (real and personal) used by or necessary for the Operators to operate the JV Systems are included in the JV Assets.
Section 4.7    Taxes and Assessments.
(a)    Taxes. Except as set forth on Schedule 4.7, (i) all Taxes due and owing by any Contributing Party and its Affiliates with respect to the Interests and the JV Assets have been timely paid in full; (ii) to the Knowledge of the Contributing Parties, there are no Liens on the Interests or the underlying JV Assets that arose in connection with any failure (or alleged failure) to pay any Tax; (iii) to the Knowledge of the Contributing Parties, all Tax Returns required to be filed by or with respect to the JVs have been duly filed on a timely basis (taking into account all extensions of due dates) and such Tax Returns are true, correct and complete in all material respects; (iv) to the Knowledge of the Contributing Parties, there is no pending or threatened action, audit, request for ruling, proceeding or investigation related to Taxes with respect to the JVs; and (v) to the Knowledge of the Contributing Parties, no Tax assessment, deficiency or adjustment has been asserted or proposed in writing with respect to the JVs.
(b)    Tax Classification. Each of the JVs is classified as a partnership for federal income tax purposes. The classification for federal income tax purposes of each of the JVs will not change after the Closing by reason of any action taken by any of the Contributing Parties on or before the Closing Date or by reason of any action taken on or before the Closing Date by any Person who was at the time such action was taken an Affiliate of any of the Contributing Parties.
(c)    Qualifying Income. In the twelve (12) month period ended December 31, 2013, more than ninety percent (90%) of the gross income (as determined for federal income tax purposes) generated by the JVs was qualifying income, within the meaning of Section 7704(d) of the Code. The Contributing Parties expect that more than ninety percent (90%) of the gross income generated by the JVs in 2014 will be such qualifying income.

Section 4.8    Compliance With Laws. Except as set forth in Schedule 4.8, to the Contributing Parties’ Knowledge, the Operators are, and the ownership and operation of the JV Assets are, in compliance with the provisions and requirements of all Laws of all Governmental Entities having jurisdiction with respect to the JV Assets and their operation, development, maintenance, or use, except for any failures to so comply which would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth in Schedule 4.8, the Contributing Parties are, and the ownership of the Interests is, in compliance with the provisions and requirements of all Laws of all Governmental Entities having jurisdiction with respect to the ownership of the Interests, except for any failures to so comply which would not, individually or in the aggregate, have a Material Adverse Effect. Notwithstanding the foregoing, the Contributing Parties make no representation or warranty, express or implied, under this Section 4.8 relating to any Environmental Activity or Environmental Laws, which are addressed in Section 4.9.
Section 4.9    Environmental Matters. To the Knowledge of the Contributing Parties, except as set forth on Schedule 4.9:
(a)    The construction and operation of the JV Assets are in compliance in all material respects with all Environmental Laws, which compliance includes the possession and maintenance of, and compliance with, all material Environmental Permits required under all applicable Environmental Laws;
(b)    No Contributing Party or Operator has caused or allowed the generation, use, treatment, manufacture, storage or disposal of any Hazardous Substance at, on or from the JV Assets, except in accordance with all applicable Environmental Laws;
(c)    No Contributing Party or Operator is the subject of any outstanding administrative or judicial order of judgment, agreement or arbitration award from any Governmental Entity under any Environmental Laws relating to the JV Assets and requiring remediation or the payment of a fine or penalty; and
(d)    No Contributing Party or Operator is subject to any action pending or threatened in writing, whether judicial or administrative, alleging noncompliance with Environmental Laws or any other environmental matter, including any Environmental Activity, relating to the JV Assets.
Section 4.10    Brokers and Finders. No investment banker, broker, finder, financial advisor or other intermediary has been retained by, or is authorized to act on behalf of, the Contributing Parties or any Affiliate thereof who is entitled to receive from any Party or its Affiliates any fee or commission in connection with the transactions contemplated by this Agreement.

Section 4.11    Permits. To the Knowledge of the Contributing Parties and except as set forth in Schedule 4.11, the JVs have obtained and are maintaining all permits, licenses, variances, exemptions, Orders, franchises, consents, registrations, authorizations, permissions and approvals of all Governmental Entities necessary or desirable for the lawful development, ownership, lease and operation of their respective businesses and their respective JV Assets (the “JV Permits”), the loss of which would, individually or in the aggregate, have a Material Adverse Effect, in compliance with all Laws and the terms and conditions of such JV Permits. Except as set forth in Schedule 4.11, to the Knowledge of the Contributing Parties, no JV Permits or rights granted to any Person pursuant to the JV Surface Agreements will be subject to suspension, modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.
Section 4.12    Contracts. Schedule 4.12 sets forth a complete and accurate list of all material JV Contracts, other than the JV Surface Contracts, to which any Contributing Party or any of its Affiliates is a party. The Contributing Parties have provided true, correct and complete copies of all material JV Contracts described in the previous sentence to the Recipient Parties. Neither the Contributing Parties nor, to the Knowledge of the Contributing Parties, any other Person is in breach of or default under any material JV Contract except as disclosed on Schedule 4.12. Except as set forth in Schedule 4.12, each material JV Contract to which any Contributing Party is a party (other than such Contracts with respect to which all performance and payment obligations have been fully performed or otherwise discharged by all parties thereto prior to the Closing) (a) is in full force and effect, (b) represents the legal, valid and binding obligation of such Contributing Party or any of its Affiliates that are parties thereto, enforceable against such Contributing Party or such Affiliates in accordance with its terms and (c) to the Knowledge of the Contributing Parties, represents the legal, valid and binding obligation of the other parties thereto, enforceable against such parties in accordance with its terms. Except as set forth in Schedule 4.12, to the Knowledge of the Contributing Parties, each material JV Contract to which neither a Contributing Party nor any of its Affiliates is a party (other than such Contracts with respect to which all performance and payment obligations have been fully performed or otherwise discharged by all parties thereto prior to the Closing) (x) is in full force and effect and (y) represents the legal valid and binding obligation of the parties thereto, enforceable against such parties in accordance with its terms. Except as disclosed on Schedule 4.12, there are no material JV Contracts with Affiliates of any Contributing Party. Except as set forth in Schedule 4.12, to the Knowledge of the Contributing Parties, no notice of default or breach has been received or delivered by any Contributing Party or any Operator under any JV Contract, the resolution of which is currently outstanding, and there are no current notices received by any Contributing Party or any Operator of the exercise of any premature termination, price redetermination, market-out or curtailment of any JV Contract.

Section 4.13    Condition of Assets. To the Contributing Parties’ Knowledge, (a) there are no material structural defects relating to the JV Assets, (b) the JV Assets are in good repair, working order and operating condition, ordinary wear and tear excepted, and are adequate for the operation of such assets consistent with past business practices, and (c) all improvements to the real property owned or used in connection with the JV Assets do not encroach in any material respect on property of others (other than encroachments that would not materially impair the operations of such assets). To the Knowledge of the Contributing Parties, there is no pending or threatened condemnation of any part of the JV Assets by any Governmental Entity which would reasonably be expected to have a Material Adverse Effect.
Section 4.14    No Undisclosed Liabilities; Accuracy of Data. To the Knowledge of the Contributing Parties, all information that has been made available to the Recipient Parties and their representatives by the Contributing Parties or their Affiliates or any of their respective directors, partners, officers, employees, agents, advisors or representatives in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby, is complete and correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in any material respect in light of the circumstances under which such statements were made.
Section 4.15    Absence of Certain Changes. To the Contributing Parties’ Knowledge, (a) since November 1, 2013 (the in-service date for the TEP Pipeline and the TEG Systems) the TEP Pipeline and the TEG Systems have been operated only in the ordinary course of business consistent with past practices, (b) since February 1, 2014 (the in-service date for the FRP Pipeline) the FRP Pipeline has been operated only in the ordinary course of business consistent with past practices, and (c) since January 1, 2013, (i) there has not been any material damage, destruction or loss with respect to JV Assets or their operations and (ii) the JV Assets have not become subject to any obligation or liability that would be required to be reflected as an extraordinary item separately listed on an income statement for the business of any Contributing Party or any of the JVs prepared in accordance with GAAP.
Section 4.16    Sufficiency of the Assets. The JV Assets constitute all of the assets related to the use and operation of the JV Systems and are sufficient to permit the JV Systems to be operated in the manner the operations and business represented thereby was conducted by the applicable Operator on the date of this Agreement and immediately prior to the Closing Date.
Section 4.17    Regulatory Matters.
(a)    Each of the TEP Pipeline and the FRP Pipeline operates as a “common carrier” under applicable Law;
(b)    Each of the TEP Pipeline and the FRP Pipeline is engaged in the transportation of NGLs in interstate commerce, subject to regulation by the United States Federal Energy Regulatory Commission; and
(c)    No JV Assets were acquired through the use or threatened use of eminent domain by any Contributing Party.

Section 4.18    Budgets; Outstanding Capital Commitments. A true, correct and complete copy of (i) the approved Budget (as defined in each JV Agreement) for 2014 for each of FRP, TEP and TEG, and (ii) the currently effective Exhibit A (Initial Contributions) from the FRP JV Agreement, are set forth on Schedule 4.18. Except as set forth on Schedule 4.18, as of the date of this Agreement, there are no outstanding capital commitments or other expenditure commitments or budgets relating to the JV Assets which will require any Contributing Party or Recipient Party to make capital contributions or pay its share of Capital Expenditures or Operating Expenses, each as defined in the Operating Agreements, and the Contributing Parties have timely paid all amounts due under the JV Agreements, the Construction Agreements and the Operating Agreements.
Section 4.19    Systems. Other than the JV Systems, no other Capital Projects, as defined in the JV Agreements, have been designated and agreed to under the JV Agreements.
Section 4.20    Insurance. Schedule 4.20 lists all insurance policies separately maintained by (or on behalf of) the Contributing Parties with respect to the Interests, the JV Assets or the operations thereof.
Section 4.21    Employees. The Contributing Parties and their Affiliates have no employees engaged in the operation of the JV Assets.
Section 4.22    Management Projections and Budgets. The projections and budgets provided to the Partnership (including those provided to Evercore Group L.L.C. (“Evercore”), the financial advisor to the Special Committee) by the Contributing Parties and Anadarko as part of the Partnership’s review in connection with this Agreement have a reasonable basis and are consistent with the Contributing Parties’ and Anadarko’s (and to the Knowledge of the Contributing Parties, the Operators’) management’s current expectations. The other financial and operational information provided by the Contributing Parties and Anadarko to Evercore as part of its review of the proposed transaction for the Special Committee is complete and correct in all material respects for the periods covered, and is derived from and is consistent with the books and records of the Contributing Parties, Anadarko or the Operators, as the case may be.

Section 4.23    Investment. The Contributing Parties (which for purposes of this Section includes any Anadarko Entity designated by Anadarko to receive any portion of the Unit Consideration) are not acquiring the Unit Consideration with a view to or for sale in connection with any distribution thereof or any other security related thereto in violation of the Securities Act or any state securities Laws. The Contributing Parties are familiar with investments of the nature of the Unit Consideration, understand that this investment involves substantial risks, have adequately investigated the Partnership and the Unit Consideration, and have substantial knowledge and experience in financial and business matters such that they are capable of evaluating, and have evaluated, the merits and risks inherent in acquiring the Unit Consideration, and are able to bear the economic risks of such investment. The Contributing Parties have had the opportunity to visit with the Partnership and meet with its officers and other representatives to discuss the business, assets, liabilities, financial condition, and operations of the Partnership, have received all materials, documents and other information that the Contributing Parties deem necessary or advisable to evaluate the Partnership and the Unit Consideration, and have made their own independent examination, investigation, analysis and evaluation of the Partnership and the Unit Consideration, including their own estimate of the value of the Unit Consideration. The Contributing Parties have undertaken such due diligence (including a review of the properties, liabilities, books, records and contracts of the Partnership) as the Contributing Parties deem adequate. The Contributing Parties acknowledge that the common units constituting the Unit Consideration have not been registered under applicable federal and state securities laws and that the such common units may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under applicable federal and state securities laws or pursuant to an exemption from registration under any federal or state securities laws, and that the certificates representing such common units will bear a legend to the foregoing effect.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE RECIPIENT PARTIES
The Recipient Parties, jointly and severally, hereby represent and warrant to the Contributing Parties as follows:
Section 5.1    Organization. Each Recipient Party is an entity duly organized, validly existing and in good standing under the Laws of Delaware and has all requisite entity power and authority to own the Interests.

Section 5.2    Authorization; Enforceability. Each Recipient Party has full partnership or limited liability company power and authority to execute, deliver, and perform its obligations under this Agreement and the Recipient Party Ancillary Documents to which it is a party. The execution, delivery, and performance by each Recipient Party of this Agreement and the Recipient Party Ancillary Documents, and the consummation by each Recipient Party of the transactions contemplated hereby and thereby, have been duly authorized by all necessary partnership or limited liability company action, as appropriate, of each Recipient Party. This Agreement has been duly executed and delivered by each Recipient Party and constitutes (and each Recipient Party Ancillary Document executed or to be executed by any Recipient Party has been, or when executed will be, duly executed and delivered by such Recipient Party and constitutes, or when executed and delivered will constitute), a valid and legally binding obligation of such Recipient Party, enforceable against it in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting creditors’ rights and remedies generally and (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.
Section 5.3    No Conflicts. The execution, delivery and performance by each Recipient Party of this Agreement and the Recipient Party Ancillary Documents, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) violate, conflict with, or result in any breach of any provision of such Recipient Party’s organizational documents, (b) violate any Law applicable to such Recipient Party or (c) violate or result in any breach of any material agreement to which a Recipient Party is a party or by which it is bound, except in the case of clauses (b) and (c) for violations or breaches which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on such Recipient Party’s ability to consummate the transactions contemplated by this Agreement.
Section 5.4    Litigation. Except as set forth in Schedule 5.4, there are no claims, demands, actions, suits, or proceedings pending before any Governmental Entity or arbitrator or, to the Recipient Parties’ Knowledge, threatened in writing against any Recipient Party or any of its Affiliates which are reasonably likely to have a material adverse effect on the Recipient Parties’ ability to consummate the transactions contemplated by this Agreement.
Section 5.5    Brokers’ Fees. Except for Evercore, no investment banker, broker, finder, financial advisor or other intermediary has been retained by, or is authorized to act on behalf of, any of the Recipient Parties or any of their Affiliates who is entitled to receive from any Party or any of its Affiliates any fee or commission in connection with the transactions contemplated by this Agreement.

ARTICLE VI
COVENANTS
Section 6.1    Conduct of Business. Except as specifically provided in this Agreement or as expressly agreed to in writing by the Partnership, during the period from the date of this Agreement until the Closing, the Contributing Parties shall use their reasonable efforts, to the extent permitted under the JV Agreements, to cause the Operators to (a) hold record title to, construct, operate and maintain the JV Assets in all material respects according to their usual and ordinary course of business consistent with past practice, (b) conduct the operations of the JV Assets in all material respects according to their usual and ordinary course of business consistent with past practice and (c) preserve intact the JV Assets and the current business thereof and preserve relationships with customers, suppliers, licensors, licensees, advertisers, distributors, shippers and others having business dealings with the Operators, the JVs, the JV Assets or the operations thereof. Without limiting the generality of the foregoing, except as expressly provided in this Agreement or as expressly agreed to in writing by the Partnership, the Contributing Parties shall not agree to, promote, or vote in favor of (or not vote, if the effect of a failure to vote is a vote in favor of), or, to the extent they have such authority, permit the Operators to:
(a)    other than with respect to distributions made under the JV Agreements in the ordinary course of business consistent with past practice, declare, set aside or make any distributions to the members of the JVs;
(b)    merge a JV into or with, or consolidate a JV with, any other Person or cause or permit a JV to acquire all or substantially all of the business or assets of any other Person;
(c)    make any change in or amendment to any of the JV Agreements, the Operating Agreements, the Construction Agreements or the transportation service agreements currently in effect with respect to the JV Systems;
(d)    cause or permit a JV (i) to issue or sell any membership interests or other Equity Interests in such JV (ii) to amend any of the terms of any such interests outstanding as of the date hereof, or (iii) to admit any new members;
(e)    cause or permit a JV to incur any obligation or liability, direct or indirect, other than the incurrence of liabilities pursuant to existing agreements in the ordinary course of business consistent with past practice or as expressly permitted under the JV Agreements;
(f)    cause or permit a JV to adopt a plan of complete or partial liquidation or resolutions providing for or authorizing its liquidation, dissolution, recapitalization, restructuring or other reorganization; or
(g)    make any capital commitments or other expenditure commitments or change any Budget, as defined in the JV Agreements, which will require any Contributing Party or any Recipient Party to make any capital contribution or other expenditures in respect of the Interests other than those shown on Schedule 4.18.

Section 6.2    Access. From the date of this Agreement until the Closing Date, the Contributing Parties shall, upon reasonable advance notice by the Partnership, furnish to each Recipient Party such documents and information in the possession or control of the Contributing Parties (or which the Contributing Parties may be entitled to receive from the Operators under the JV Agreements) concerning the Interests and the JV Assets, as the Partnership from time to time may reasonably request, but only to the extent that the Contributing Parties may comply without breaching any confidentiality obligation or other contractual restriction binding on the Contributing Parties.
Section 6.3    Additional Agreements.
(a)    Subject to the terms and conditions of this Agreement, each of the Parties shall use its commercially reasonable efforts to do, or cause to be done, all things necessary, proper, or advisable to consummate and make effective the transactions contemplated by this Agreement, including the fulfillment of the conditions set forth in Article VII, to the extent that the fulfillment of such conditions is within the control of such Party; provided, however, that in no event shall any Party or its Affiliates be required to divest any interest that they may have in any material assets or business.
(b)    To the extent an action, or refraining to take an action, by an Anadarko Entity is required under any JV Agreement, or to the extent that failure by an Anadarko Entity to take an action, or refrain from taking an action, would result in a breach of or default under any JV Agreement by a Contributing Party or any Recipient Party, or allow or give to any others any right to exercise any rights or remedies under any JV Agreement, Anadarko will, or will cause each relevant Anadarko Entity to, take or refrain from taking such action, as the case may be.
(c)    In connection with the Closing, Western Gas Holdings, LLC, the general partner of the Partnership, shall purchase from the Partnership 6,296 general partner units for the cash consideration of approximately $382,671.
Section 6.4    Interest Matters. Until the Closing, WGRAH will not resign as a member of any JV.

ARTICLE VII
CONDITIONS TO CLOSING
Section 7.1    Conditions to Each Party’s Obligation to Close. The obligations of the Parties to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions:
(a)    No Restraint. No temporary restraining order, preliminary or permanent injunction or other Order issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect.
(b)    Legality of Transactions. No action shall have been taken nor shall any Law have been enacted by any Governmental Entity that makes the consummation of the transactions contemplated by this Agreement illegal.
(c)    Opinion of Financial Advisor to Special Committee. The Special Committee shall have received the opinion, in form and substance satisfactory to the Special Committee, of Evercore, the financial advisor to the Special Committee, that the transactions contemplated by this Agreement are fair to the Partnership from a financial point of view, and such opinion shall not have been withdrawn.
Section 7.2    Conditions to the Recipient Parties’ Obligation to Close. The obligation of the Recipient Parties to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by the Partnership in its sole discretion), at or prior to the Closing, of each of the following conditions:
(a)    Preference Rights and Transfer Requirements. With respect to each Preference Right, (i) each holder of such Preference Right shall have waived such Preference Right or (ii) the time in which such Preference Right may be exercised shall have expired, and no suit, action or other proceeding shall have been initiated by a third party seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated hereby in connection with a claim to enforce such Preference Right. All Transfer Requirements related to the Interests shall have been complied with or otherwise satisfied.
(b)    Representations and Warranties. The representations and warranties set forth in Article IV shall be true and correct in all material respects (other than representations and warranties that are already qualified as to materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects) as of the Closing Date as though made on and as of the Closing Date, and the Recipient Parties shall have received a certificate to such effect signed on behalf of Anadarko and the Contributing Parties by an officer of Anadarko.

(c)    Performance of Obligations. The Contributing Parties shall have performed in all material respects (other than covenants and obligations that are already qualified as to materiality or Material Adverse Effect, which covenants and obligations shall have been performed in all respects) all covenants and obligations required to be performed by the Contributing Parties under this Agreement prior to or on the Closing Date, and the Recipient Parties shall have received a certificate to such effect signed on behalf of the Contributing Parties by an officer of Anadarko (such certificate, together with the certificate described in Section 7.2(b), the “Contributing Party Closing Certificate”).
(d)    Contributing Party Ancillary Documents. The Contributing Parties shall have delivered, or caused to be delivered, to the Recipient Parties the Contributing Party Ancillary Documents required under Section 3.2.
(e)    No Material Adverse Effect. Since September 30, 2013, there shall have occurred no Material Adverse Effect.
Section 7.3    Conditions to the Contributing Parties’ Obligation to Close. The obligation of the Contributing Parties to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by Anadarko), at or prior to the Closing, of each of the following conditions:
(a)    Representations and Warranties. The representations and warranties of the Recipient Parties set forth in Article V shall be true and correct in all material respects (other than representations and warranties that are already qualified as to materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects) as of the Closing Date as though made on and as of the Closing Date, and the Contributing Parties shall have received a certificate to such effect signed on behalf of the Recipient Parties by an officer of the General Partner.
(b)    Performance of Obligations. The Recipient Parties shall have performed in all material respects (other than covenants and obligations that are already qualified as to materiality or Material Adverse Effect, which covenants and obligations shall have been performed in all respects) all covenants and obligations required to be performed by the Recipient Parties under this Agreement prior to or on the Closing Date, and the Contributing Parties shall have received a certificate to such effect signed on behalf of the Recipient Parties by an officer of the General Partner (such certificate, together with the certificate described in Section 7.3(a), the “Recipient Party Closing Certificate”).
(c)    Recipient Party Ancillary Documents. The Recipient Parties shall have delivered, or caused to be delivered, to the Contributing Parties the Recipient Party Ancillary Documents required under Section 3.3.
(d)    Delivery of Consideration. The Recipient Parties shall have delivered the Cash Consideration and the Unit Consideration in accordance with Section 3.3.

ARTICLE VIII
TERMINATION
Section 8.1    Termination.
(a)    Right to Terminate. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:
(i)    by mutual written consent of Anadarko and the Partnership;
(ii)    by either Anadarko or the Partnership if the Closing has not occurred within 90 days of the date of this Agreement (the “Termination Date”); provided, however, that this right to terminate this Agreement shall not be available to any Party whose breach of this Agreement or whose Affiliate’s breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;
(iii)    by either Anadarko or the Partnership if a Governmental Entity shall have issued an Order or taken any other action, in each case permanently restraining, enjoining, or otherwise prohibiting the transactions contemplated by this Agreement; or
(iv)    by Anadarko in the event of a breach by any Recipient Party, or by the Partnership in the event of a breach by Anadarko or any Contributing Party, of any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in Section 7.2(b), Section 7.2(c), Section 7.3(a) or Section 7.3(b), as applicable, and (B) cannot be or has not been cured by the earlier of (1) twenty (20) days following receipt by the breaching party of written notice of such breach or (2) the Business Day immediately preceding the Termination Date.
(b)    Effect of Investigation. The right of any Party to terminate this Agreement pursuant to this Section 8.1 shall remain operative and in full force and effect regardless of the actual or constructive knowledge of such Party regarding the subject matter giving rise to such right of termination.
Section 8.2    Effect of Termination. Upon termination of this Agreement pursuant to Section 8.1, the undertakings of the Parties set forth in this Agreement shall forthwith be of no further force and effect; provided, however, that no such termination shall relieve any Party of liability for any intentional material breach of any term or provision hereof.

ARTICLE IX
INDEMNIFICATION
Section 9.1    Survival.
(a)    The representations and warranties in this Agreement shall survive the Closing until the applicable dates specified in Sections 9.1(b) and 9.1(c) and regardless of any inspection or investigation by or on behalf of the Recipient Parties or the Contributing Parties, respectively; provided that any representation or warranty with respect to which a claim for indemnification has been brought pursuant to this Article IX that is pending at the end of the applicable survival period shall continue to survive until the final resolution of such claim.
(b)    The liability of Anadarko and the Contributing Parties for the breach of any of the representations and warranties of Anadarko and the Contributing Parties set forth in Article IV shall be limited to claims for which a Partnership Indemnified Party delivers written notice to Anadarko on or before eighteen (18) months after the Closing Date; provided, however, that (i) the liability of Anadarko and the Contributing Parties for the breach of any of the representations and warranties of Anadarko and the Contributing Parties set forth in Section 4.9 shall be limited to claims for which a Partnership Indemnified Party delivers written notice to Anadarko on or before twenty-four (24) months after the Closing Date; and (ii) the liability of Anadarko and the Contributing Parties for the breach of any of the representations and warranties of Anadarko and the Contributing Parties set forth in Sections 4.1, 4.2 and 4.7 shall not be limited as to time other than the applicable statute of limitations.
(c)    The liability of the Recipient Parties for the breach of any of the representations and warranties of the Recipient Parties set forth in Article V shall be limited to claims for which an Anadarko Indemnified Party delivers written notice to the Partnership on or before eighteen (18) months after the Closing Date; provided, however, that the liability of the Recipient Parties for the breach of any of the representations and warranties set forth in Sections 5.1 and 5.2 shall not be limited as to time other than the applicable statute of limitations.
Section 9.2    Indemnification of the Anadarko Indemnified Parties. Solely for the purpose of indemnification in this Section 9.2, the representations and warranties of the Recipient Parties in this Agreement shall be deemed to have been made without regard to any materiality or Material Adverse Effect qualifiers. The Partnership, from and after the Closing Date, shall indemnify and hold Anadarko, the Contributing Parties and their respective Affiliates (other than any of the Partnership Entities), shareholders, unitholders, members, directors, officers, employees, agents and representatives (together with Anadarko and the Contributing Parties, the “Anadarko Indemnified Parties”) harmless from and against any and all Losses suffered or incurred by the Anadarko Indemnified Parties as a result of, caused by, arising out of, or in any way relating to (a) subject to Section 9.1, any breach of a representation or warranty of the Recipient Parties in this Agreement (which for this purpose is deemed not to include Exhibit B), and (b) any breach of any agreement or covenant on the part of the Recipient Parties in this Agreement.

Section 9.3    Indemnification of the Partnership Indemnified Parties. Solely for the purpose of indemnification in this Section 9.3, the representations and warranties of Anadarko and the Contributing Parties in this Agreement shall be deemed to have been made without regard to any materiality or Material Adverse Effect or Knowledge qualifiers. Anadarko shall indemnify and hold the Recipient Parties and their respective Affiliates (other than any of the Anadarko Entities), shareholders, unitholders, members, directors, officers, employees, agents and representatives (together with the Recipient Parties, the “Partnership Indemnified Parties”) harmless from and against any and all Losses suffered or incurred by the Partnership Indemnified Parties as a result of, caused by, arising out of, or in any way relating to:
(a)    any breach of a representation or warranty of Anadarko or the Contributing Parties in this Agreement (which for this purpose is deemed not to include Exhibit B);
(b)    any breach of any agreement or covenant on the part of Anadarko or the Contributing Parties in this Agreement; and
(c)    all Tax liabilities attributable to the ownership of the Interests prior to the Closing Date.
Section 9.4    Demands. The Indemnified Party agrees that within 30 days after it becomes aware of facts giving rise to a claim for indemnification pursuant to this Article IX, including receipt by it of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party (any such third party action being referred to herein as the “Indemnity Claim”), with respect to any matter as to which it claims to be entitled to indemnity under the provisions of this Agreement, it will provide notice thereof in writing to the Indemnifying Party specifying in reasonable detail the nature of and specific basis for such claim. Notwithstanding the foregoing, the Indemnified Party’s failure to provide notice under this Section 9.4 will not relieve the Indemnifying Party from the liability hereunder with respect to such matter except in the event and only to the extent that the Indemnifying Party is materially prejudiced by such failure or delay. Such notice shall include a formal demand for indemnification under this Agreement.

Section 9.5    Right to Contest and Defend. The Indemnifying Party shall be entitled at its cost and expense to contest and defend by all appropriate legal proceedings any Indemnity Claim with respect to which it is called upon to indemnify the Indemnified Party under the provisions of this Agreement; provided that notice of the intention to so contest shall be delivered by the Indemnifying Party to the Indemnified Party within 20 days from the date of receipt by the Indemnifying Party of notice by the Indemnified Party of the assertion of the Indemnity Claim. Any such contest may be conducted in the name and on behalf of the Indemnifying Party or the Indemnified Party as may be appropriate. Such contest shall be conducted by reputable counsel (in the reasonable opinion of the Indemnifying Party) employed by the Indemnifying Party and not reasonably objected to by the Indemnified Party, but the Indemnified Party shall have the right but not the obligation to participate in such proceedings and to be represented by counsel of its own choosing at its sole cost and expense. The Indemnifying Party shall have full authority to determine all action to be taken with respect thereto; provided, however, that the Indemnifying Party will not have the authority to subject the Indemnified Party to any obligation whatsoever, other than the performance of purely ministerial tasks or obligations not involving material expense. If the Indemnifying Party does not elect to contest any such Indemnity Claim, the Indemnifying Party shall be bound by the result obtained with respect to such claim by the Indemnified Party. If the Indemnifying Party shall have assumed the defense of an Indemnity Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of an Indemnity Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Indemnity Claim, which fully and completely releases the Indemnified Party in connection with such Indemnity Claim and which would not otherwise adversely affect the Indemnified Party.
Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Indemnity Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the Indemnified Party in defending such Indemnity Claim) if the Indemnity Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party which the Indemnified Party reasonably determines, upon the advice of outside counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Indemnity Claim can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages.

Section 9.6    Cooperation. The Indemnified Party agrees to cooperate with the Indemnifying Party with respect to all aspects of the defense of any Indemnity Claims covered by the indemnification set forth in this Article IX, including the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the names of the Indemnified Party to be utilized in connection with such defense, the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party that the Indemnifying Party reasonably considers relevant to such defense and the making available to the Indemnifying Party of any employees of the Indemnified Party; provided, however, that in connection therewith the Indemnifying Party agrees to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to maintain the confidentiality of all files, records and other information furnished by the Indemnified Party pursuant to this Section 9.6, unless otherwise required by Law or the listing standards of the New York Stock Exchange or any other applicable exchange or quotation system. In no event shall the obligation of the Indemnified Party to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of any claims covered by the indemnification set forth in this Article IX; provided, however, that the Indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense. The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party reasonably informed as to the status of any such defense, but the Indemnifying Party shall have the right to retain sole control over such defense to the extent provided above.
Section 9.7    Payment of Losses. The indemnification required hereunder shall be made by monthly payments of the amount thereof during the course of the investigation or defense, within 30 days as and when reasonably specific bills are received or Loss is incurred and reasonable evidence thereof is delivered. In calculating any amount to be paid by an Indemnifying Party by reason of the indemnification provisions of this Agreement, the amount to be paid shall be reduced by (a) any insurance proceeds related to indemnified Losses realized by the Indemnified Party and (b) any amounts related to indemnified Losses recovered by the Indemnified Party under contractual indemnities from third parties.
Section 9.8    Limitations on Indemnification.
(a)    To the extent the Partnership Indemnified Parties are entitled to indemnification for Losses pursuant to Section 9.3(a) (other than for Losses related to a breach of the representations and warranties in Section 4.6), Anadarko shall not be liable for those Losses unless the aggregate amount of Losses exceeds 1% of the sum of (i) the Cash Consideration, plus (ii) the dollar value of the Unit Consideration on the Closing Date (the sum of (i) and (ii) being the “Aggregate Consideration”) (the “Deductible”), and then only to the extent of any such excess.
(b)    In addition, to the extent the Partnership Indemnified Parties are entitled to indemnification for Losses pursuant to Section 9.3(a), Anadarko shall not be liable for such Losses that exceed, in the aggregate, 25% of the Aggregate Consideration less the Deductible.

(c)    Notwithstanding Section 9.8(a) and (b), to the extent the Partnership Indemnified Parties are entitled to indemnification for Losses pursuant to Section 9.3(b), 9.3(c), or for claims arising from fraud, Anadarko shall be fully liable for such Losses without respect to the Deductible in Section 9.8(a) and the limitations in Section 9.8(b).
(d)    To the extent the Anadarko Indemnified Parties are entitled to indemnification for Losses pursuant to Section 9.2(a), the Partnership shall not be liable for those Losses unless the aggregate amount of Losses exceeds, in the aggregate, the Deductible, and then only to the extent of any such excess. In addition, to the extent the Anadarko Indemnified Parties are entitled to indemnification for Losses pursuant to Section 9.2(a), the Partnership shall not be liable for such Losses that exceed, in the aggregate, 10% of the Aggregate Consideration less the Deductible.
(e)    Notwithstanding Section 9.8(d), to the extent the Anadarko Indemnified Parties are entitled to indemnification for Losses pursuant to Section 9.2(b) or for claims arising from fraud, the Partnership shall be fully liable for such Losses without respect to the Deductible and the limitations in Section 9.8(d).
Section 9.9    Sole Remedy. Notwithstanding anything herein to the contrary, after the Closing, this Article IX contains the Anadarko Indemnified Parties’ and the Partnership Indemnified Parties’ exclusive remedy against each other with respect to breaches of the representations, warranties, covenants and agreements of the Parties contained in Article IV and Article V and in the covenants in this Agreement to be performed prior to the Closing, in each case other than claims or causes of action arising from fraud. All references in this Article IX to such breaches of such representations, warranties, covenants and agreements include any affirmation of such representations, warranties, covenants and agreements contained in the certificates delivered at Closing by the Contributing Parties pursuant to Section 3.2(b) and by the Recipient Parties pursuant to Section 3.3(d).
Section 9.10    Express Negligence Rule. THE INDEMNIFICATION PROVISIONS PROVIDED FOR IN THIS AGREEMENT HAVE BEEN EXPRESSLY NEGOTIATED IN EVERY DETAIL, ARE INTENDED TO BE GIVEN FULL AND LITERAL EFFECT, AND SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, OBLIGATIONS, CLAIMS, JUDGMENTS, LOSSES, COSTS, EXPENSES OR DAMAGES IN QUESTION ARISE OR AROSE SOLELY OR IN PART FROM THE GROSS, ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF ANY INDEMNIFIED PARTY. ANADARKO, THE CONTRIBUTING PARTIES, AND THE RECIPIENT PARTIES ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND CONSTITUTES CONSPICUOUS NOTICE. NOTICE IN THIS CONSPICUOUS NOTICE IS NOT INTENDED TO PROVIDE OR ALTER THE RIGHTS AND OBLIGATIONS OF ANADARKO AND THE PARTIES, ALL OF WHICH ARE SPECIFIED ELSEWHERE IN THIS AGREEMENT.

ARTICLE X
ADDITIONAL AGREEMENTS
Section 10.1    Further Assurances. Each of the Contributing Parties and Anadarko hereby agrees that, from time to time, at the request of a Recipient Party and without further consideration, it will execute and deliver to the Recipient Parties such other deeds, bills of sale, instruments of conveyance, assignment and transfer, and notices, affidavits and acknowledgements, and take such action as the Recipient Parties may reasonably require to effectively convey, transfer, and assign to the Recipient Parties, and to put the Recipient Parties in possession of, the Interests. After the Closing, each Party shall take such further actions, including obtaining consents to assignment from third parties, and execute such further documents as may be necessary or reasonably requested by the other Parties in order to effectuate the intent of this Agreement and the Ancillary Documents and to provide such other Parties with the intended benefits of this Agreement and the Ancillary Documents.
ARTICLE XI
MISCELLANEOUS
Section 11.1    Expenses. Except as provided in Section 3.4, or as provided in the Ancillary Documents, regardless of whether the transactions contemplated in this Agreement occur, all costs and expenses incurred by the Parties in connection with the consummation of the transactions contemplated hereby shall be borne solely and entirely by the Party which has incurred such cost or expense.

Section 11.2    Notices. Any notice or other communication to be given under this Agreement by any Party to another shall be in writing and shall be (a) delivered personally, (b) sent by courier service requiring acknowledgement of receipt or, (c) sent by facsimile transmission. Notice given by personal delivery or courier shall be effective upon actual receipt. Notice given by facsimile transmission shall be confirmed by appropriate answer-back, and shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during the recipient’s normal business hours. Notices or other communications shall be directed to the following addresses:
Notices to Anadarko:
Anadarko Petroleum Corporation
1201 Lake Robbins Drive
The Woodlands, Texas 77380
Attention: Senior Vice President, General Counsel
and Chief Administrative Officer
Facsimile No.: (832) 636-0547

Notices to the Contributing Parties:
APC Midstream Holdings, LLC
1201 Lake Robbins Drive
The Woodlands, Texas 77380
Attention: President
Facsimile No.: (832) 636-7885

WGR Asset Holding Company LLC
1201 Lake Robbins Drive
The Woodlands, Texas 77380
Attention: President
Facsimile No.: (832) 636-7885

Notices to the Recipient Parties:
Western Gas Partners, LP
1201 Lake Robbins Drive
The Woodlands, Texas 77380
Attention: General Partner
Facsimile No.: (832) 636-6001

Western Gas Operating, LLC
1201 Lake Robbins Drive
The Woodlands, Texas 77380
Attention: General Partner
Facsimile No.: (832) 636-6001

WGR Operating, LP
1201 Lake Robbins Drive
The Woodlands, Texas 77380
Attention: General Partner
Facsimile No.: (832) 636-6001

with copies (which shall not constitute notice) to:
Special Committee of the Board of Directors of Western Gas Holdings, LLC
1201 Lake Robbins Drive
The Woodlands, Texas 77380
Attention: Chairman
Facsimile No.: (832) 636-6001

Bracewell & Giuliani LLP
711 Louisiana, Suite 2300
Houston, Texas 77002
Attention: Gary W. Orloff
Facsimile No.: (713) 221-2166

Any Party may at any time change its address for service from time to time by giving notice in accordance with this Section 11.2.

Section 11.3    Severability. If any term or other provision of this Agreement or in any other document delivered pursuant hereto shall, for any reason, be held to be invalid, illegal, or incapable of being enforced under applicable Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intention of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.
Section 11.4    Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. The Parties hereto irrevocably submit to the jurisdiction of the courts of the State of Texas and the federal courts of the United States of America located in Harris County, Texas over any dispute between the Parties arising out of this Agreement or the transaction contemplated hereby, and each Party irrevocably agrees that all such claims in respect of such dispute shall be heard and determined in such courts. The Parties hereto irrevocably waive, to the fullest extent permitted by Law, any objection which they may now or hereafter have to the venue of any dispute arising out of this Agreement or the transaction contemplated hereby being brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each Party agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
Section 11.5    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and their successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except for express language with respect to the Partnership Indemnified Parties and the Anadarko Indemnified Parties contained in the indemnification provisions of Article IX.
Section 11.6    Assignment. Neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned, by operation of Law or otherwise, by any Party without the prior written consent of the other Parties, and any attempted assignment without such consent shall be void.
Section 11.7    No Amendment or Waiver. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound thereby. No waiver of any of the provisions of this Agreement or a breach hereof shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.
Section 11.8    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile copies of signatures shall constitute original signatures for all purposes of this Agreement and any enforcement hereof.

Section 11.9    Integration. This Agreement, the Exhibits and Schedules hereto and the Ancillary Documents supersede any previous understandings or agreements among the Parties, whether oral or written, with respect to their subject matter. This Agreement, the Exhibits and Schedules hereto and the Ancillary Documents contain the entire understanding of the Parties with respect to the subject matter hereof and thereof. No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or form part of this Agreement or the Ancillary Documents unless it is contained in a written amendment hereto or thereto and executed by the Parties hereto or thereto after the date of this Agreement or the Ancillary Documents.
Section 11.10    Determinations by the Partnership. Whenever an approval or a material determination or decision by the Partnership is called for in this Agreement, such approval, determination or decision must be authorized by the Special Committee.
Section 11.11    Public Statements. The Parties hereto shall consult with each other and no Party shall issue any public announcement or statement with respect to the transactions contemplated hereby without the consent of the other Parties, unless such announcement or statement is required by applicable Law or stock exchange requirements.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.
RECIPIENT PARTIES:

WESTERN GAS PARTNERS, LP
By: Western Gas Holdings, LLC,
its General Partner

By:/s/ Donald R. Sinclair
Name: Donald R. Sinclair
Its: President and Chief Executive Officer

WESTERN GAS OPERATING, LLC

By:/s/ Donald R. Sinclair
Name: Donald R. Sinclair
Its: President and Chief Executive Officer

WGR OPERATING, LP
By: Western Gas Operating, LLC,
its General Partner

By:/s/ Donald R. Sinclair
Name: Donald R. Sinclair
Its: President and Chief Executive Officer

Signature Page to Contribution Agreement

CONTRIBUTING PARTIES:

APC MIDSTREAM HOLDINGS, LLC

By:/s/ Robert G. Gwin
Name: Robert G. Gwin
Its: Senior Vice President and Chief Financial Officer

WGR ASSET HOLDING COMPANY LLC

By:/s/ Robert G. Gwin
Name: Robert G. Gwin
Its: Senior Vice President and Chief Financial Officer

Signature Page to Contribution Agreement

Executed by Anadarko Petroleum Corporation,
solely for purposes of its obligations and rights under
Article II, Section 3.5, Article IV, Section 6.3, Article VIII, Article IX, Article X and Article XI of this Agreement

ANADARKO PETROLEUM CORPORATION

By: /s/ Robert G. Gwin
Name: Robert G. Gwin
Its: Senior Vice President, Finance and
Chief Financial Officer

Signature Page to Contribution Agreement